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                                                                   EXHIBIT 99.11

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 32 to the registration statement on Form N-1A (the "Registration Statement") of our report dated August 8, 1997 relating to the financial statements and the financial highlights appearing in the June 30, 1997 Annual Report to Shareholders of New England Cash Management Trust, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the heading "Independent Accountants" in the Statement of Additional Information.


/s/ Price Waterhouse LLP
    Price Waterhouse LLP
    Boston, Massachusetts
    August 14, 1997